Exhibit 99.1

Datrek Miller International, Inc. Announces Change in Management

Springfield, Tennessee—(BUSINESS WIRE) — September 15, 2005 - Datrek Miller International, Inc. (“DMI” or the “Company”) (DKMI.OB - News <http://finance.yahoo.com/q/h?s=snt> ) today announced that Patrick B. Fox has resigned as its Chief Financial Officer to pursue personal interests. The Company’s management has commenced the process of searching for and screening candidates for a replacement Chief Financial Officer. The Audit Committee of the Board of Directors of the Company will interview the final candidates and make a recommendation to management regarding a replacement. Max Waits, the Company’s Chief Operating Officer, will serve as interim principal financial officer. Mr. Waits is the former Chief Financial Officer of Norwood Promotional Products, Inc.

About Datrek Miller International, Inc.

Datrek Miller International is a leading supplier of products and services to the golf industry. The company produces revenue through three separate divisions: on course, off course, and tournament planning. The Company has a combined 75 year history and reputation for designing, manufacturing, and supplying premium golf accessories including golf bags, travel covers, bag tags, head covers, towels, divot tools, luggage, and a wide assortment of gifts and awards. The Company offers many value added services such as product embellishment, including complimentary logo creation and artwork. Stanford International Bank Ltd., an affiliate of Stanford Financial Group, is the primary shareholder and the stock is listed on the OTC Bulletin Board under the trading symbol DKMI.OB.

Forward Looking Statements:

Statements contained in this news release which are not strictly historical are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. Datrek Miller International makes these statements based on information available to it as of the date of this news release and assumes no responsibility to update or revise such forward-looking statements. Words such as “projects”, “believe”, “anticipates”, “estimate”, “plans”, “expect”, “intends”, and similar words and expressions are intended to identify forward-looking statements and are based on our current expectations, assumptions, and estimates about us and our industry. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although Datrek Miller International believes that such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors, risks and uncertainties. These factors, risks and uncertainties include, without limitation, Datrek Miller International’s success in integrating the operations of the merged businesses, and associated reduction in costs, the successful implementation of its business plans including growth of existing product offerings, the successful integration of new management team members, continued and increased demand for its products, competition from larger and/or more experienced participants in the industry, its ability to continue to develop its markets, general economic conditions, and other factors that may be more fully described in Datrek Miller International’s literature and periodic filings with the Securities and Exchange Commission. You are urged to carefully review and consider these disclosures which describe certain factors which affect our business.

Contact:

Datrek Miller International Inc.

Leanne Jenkins, 615-216-1414

ljenkins@dmigolf.com